Exhibit 99.1

News Release

Contact:	Paul Elsberg	FOR IMMEDIATE RELEASE
Exelon Communications 312-394-7417

Exelon Announces EVP Betsy Moler to Retire

David Brown, Joseph Dominguez to take on expanded leadership roles in D.C.

Washington, D.C. (March 25, 2010) – Exelon Corporation today announced several changes to its Washington, D.C., office, including the retirement of Elizabeth A. “Betsy” Moler.

Moler, currently Exelon executive vice president of government affairs and public policy, intends to retire from the company effective July 1, 2010. Moler has led Exelon’s Washington, D.C., office since January 2000. Prior to joining the company, she served as the U.S. Deputy Secretary of Energy and the Chair of the Federal Energy Regulatory Commission (FERC). She will remain an advisor to the company through the end of the year.

“I truly appreciate the decade of leadership Betsy has provided to Exelon. Her contributions, both to Exelon and the energy industry, have been invaluable. While it saddens me to see her leave, I understand how much she’s looking forward to this transition and the chance to spend more time with her family. I will miss Betsy as a colleague, and will always consider her a friend,” said Exelon chairman and CEO John W. Rowe.

Exelon also announced that David C. Brown has been promoted to senior vice president, federal government affairs and public policy, leading the company’s Washington, D.C., office. Brown has led Exelon’s federal legislative affairs in Washington since 2000. Prior to that, he served in a similar leadership capacity for PECO from 1990-2000, prior to the merger with Unicom that created Exelon. Upon Moler’s retirement, Brown will report to William A. Von Hoene, Jr., executive vice president of finance and legal.

In addition, Joseph Dominguez, currently senior vice president of communications and public affairs, will then become Exelon’s senior vice president of federal regulatory affairs, also reporting to Von Hoene. In Dominguez’s new capacity, he will lead Exelon’s federal regulatory affairs, communications and public policy, as well as Exelon Generation’s state regulatory affairs. Reporting to Dominguez will be Steve Naumann, vice president of wholesale market development and Karen Hill, vice president and director of federal regulatory affairs and policy. James Firth, senior vice president of communications, public policy and state government affairs, will continue to report to Dominguez. Dominguez will also continue in his role as general counsel of Exelon Generation, reporting in that capacity to Andrea Zopp, Exelon executive vice president and general counsel.

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Exelon Corporation is one of the nation’s largest electric utilities with approximately $17 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and southeastern Pennsylvania and natural gas to approximately 485,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.